UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
June 12, 2008
TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-33303	65-1295427
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

1000 Louisiana, Suite 4300
Houston, TX 77002
(Address of principal executive office and Zip Code)
(713) 584-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.
Purchase Agreement
          On June 12, 2008, Targa Resources Partners LP (the “Partnership”) entered into a Purchase Agreement (the “Purchase Agreement”), among the Partnership, its wholly-owned subsidiary, Targa Resources Partners Finance Corporation (“Finance Corp” and together with the Partnership, the “Issuers”), certain subsidiary guarantors named therein (the “Guarantors”) and Deutsche Bank Securities Inc., as representative of the several initial purchasers (the “Initial Purchasers”), pursuant to which the Issuers agreed to issue and sell to the Initial Purchasers $250,000,000 in aggregate principal amount of the Issuers’ 8 1/4% senior unsecured notes due 2016 (the “Notes”).
          The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Indenture
     On June 18, 2008, in connection with the issuance of the Notes, the Partnership entered into an Indenture (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).
     On June 18, 2008, the Notes were issued pursuant to the Indenture in a transaction exempt from the registration requirements under the Securities Act. The Notes were resold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
     The Notes will mature on July 1, 2016, and interest is payable on the Notes semi-annually in arrears on each January 1 and July 1, commencing January 1, 2009. The Notes are guaranteed on a senior unsecured basis by the Guarantors.
     At any time prior to July 1, 2011, the Issuers may redeem up to 35% of the Notes at a redemption price of 108.25% of the principal amount, plus accrued and unpaid interest to the redemption date, with the proceeds of certain equity offerings so long as the redemption occurs within 90 days of completing such equity offering and at least 65% of the aggregate principal amount of the Notes remains outstanding after such redemption. Prior to July 1, 2012, the Issuers may redeem some or all of the Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium and accrued and unpaid interest to the redemption date. On and after July 1, 2012, the Issuers may redeem some or all of the Notes at redemption prices (expressed as percentages of principal amount) equal to 104.125% for the twelve-month period beginning on July 1, 2012, 102.063% for the twelve-month period beginning July 1, 2013 and 100.00% beginning on July 1, 2014, plus accrued and unpaid interest to the redemption date.
     The Indenture restricts the Partnership’s ability and the ability of certain of its subsidiaries to: (i) incur additional debt or enter into sale and leaseback transactions; (ii) pay distributions on, or repurchase, equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into transactions with affiliates; (vi) merge or consolidate with another company; and (vii) transfer and sell assets. These covenants are subject to a number of important exceptions and qualifications. If at any time when the Notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default (as defined in the Indenture) has occurred and is continuing, many of such covenants will terminate and the Partnership and its subsidiaries will cease to be subject to such covenants.
     The Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the Notes; (ii) default in the payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Partnership or any Guarantor to make a change of control offer or an asset sale offer within the requisite time periods, to consummate a purchase of Notes when required under the Indenture or to comply with certain covenants relating to merger, consolidation or sale of assets; (iv) failure by the Partnership to comply for 90 days after notice with the provisions of the Indenture relating to periodic reports of the Partnership as required by the Securities Exchange Act of 1934; (v) failure by the Partnership or any Guarantor to comply for 60 days after written notice with any of the other agreements in the Indenture; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Partnership or any of the Partnership’s restricted subsidiaries (or the payment of which is guaranteed by the Partnership or any of its restricted subsidiaries), if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of 3.0% of the Partnership’s consolidated net tangible assets, provided, however, that if, prior to any acceleration of the Notes, (a) any such Payment Default is cured or waived, (b) any such acceleration of such indebtedness is rescinded, or (c) such indebtedness is repaid during the 30 day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration of such indebtedness, as applicable, any default or event of default (but not any acceleration of the Notes) caused by such Payment Default or acceleration of such indebtedness shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law; (vii) failure by either Issuer or any of the Partnership’s restricted subsidiaries to pay final judgments aggregating in excess of 3.0% of the Partnership’s consolidated net tangible assets, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its guarantee of the Notes; and (ix) certain events of bankruptcy or insolvency described in the Indenture with respect to the Issuers or any of the Partnership’s significant subsidiaries or any group of restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to either Issuer or any of the Partnership’s significant subsidiaries or any group of restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Registration Rights Agreement
     On June 18, 2008, in connection with the issuance of the Notes, the Partnership entered into a Registration Rights Agreement among the Issuers, the Guarantors and the Initial Purchasers. Pursuant to the Registration Rights Agreement, unless the restrictive legend has been removed from the Notes and the Notes are freely tradable pursuant to Rule 144 under the Securities Act as of the 366th day following the issuance of the Notes, the Issuers and the Guarantors will file an exchange offer registration statement with the SEC with respect to an offer to exchange the Notes for substantially identical notes that are registered under the Securities Act.  Under some circumstances, in lieu of a registered exchange offer, the Partnership and the Guarantors have agreed to file a shelf registration statement with respect to the Notes and to use their respective commercially reasonable efforts to keep the shelf registration statement effective until the restrictive legend has been removed and the Notes are freely tradable under Rule 144 or the sale pursuant to the shelf registration statement of all of the Notes registered thereunder. The Issuers and the Guarantors are required to pay additional interest if they fail to comply with their obligations to exchange or register the Notes within the specified time periods.
Relationships
     The Initial Purchasers or their respective affiliates have performed investment banking, financial advisory and commercial banking services for the Partnership and certain of its affiliates, for which they have received customary compensation, and they may continue to do so in the future. Banc of America Securities LLC and Wachovia Capital Markets, LLC were co-lead arrangers under the Partnership’s senior secured credit facility and affiliates of certain of the Initial Purchasers are lenders under its senior secured credit facility. Certain of the Initial Purchasers or their affiliates hold approximately 50% of the borrowings under the Partnership’s senior secured credit facility that it expects to repay using the proceeds of the offering of the Notes in accordance with their pro rata share of such borrowings. In addition, each of Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book runners, each of Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC acted as a senior co-manager and RBC Capital Markets Corporation acted as a co-manager in connection with the Partnership’s October 2007 equity offering and received customary compensation. Deutsche Bank Securities Inc. and its affiliates hold approximately 2.2% of the Partnership’s common units. Credit Suisse Securities (USA) LLC also holds positions in the Partnership’s common units, which aggregate less than 2% of the Partnership’s outstanding common units and holds a flex option for approximately 3% of the Partnership’s outstanding common units; in addition, an affiliate of Credit Suisse Securities (USA) LLC owns approximately 3.6% of the Partnership’s outstanding common units. In addition, Lehman Brothers Inc. and its affiliates hold approximately 9.5% of the Partnership’s common units and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated own an approximately 6.5% fully diluted indirect ownership interest in Targa Resources, Inc., the indirect parent of the Partnership’s general partner. The Partnership has entered into swap transactions with affiliates of Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Credit Suisse Securities (USA) LLC and BBVA Securities Inc. The Partnership has agreed to pay these counter-parties a fee in an amount it believes to be customary in connection with these transactions.
     The descriptions set forth above in Item 1.01 are qualified in their entirety by the Purchase Agreement, the Indenture and the Registration Rights Agreement, which are filed herewith as Exhibits 10.1, 4.1 and 4.2 and are incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.
Item 8.01 – Other Events.
     On June 13, 2008, the Partnership issued a press release announcing the pricing of the Notes.  A copy of the Partnership’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.
     The press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
     The Partnership’s senior secured credit facility allows it to request increases in the commitments under the facility by up to $250 million. Concurrently with the issuance of the Notes, the Partnership increased the commitments under its senior secured credit facility by $100 million.
Item 9.01 – Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of June 18, 2008 among the Issuers and the Guarantors and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement dated as of June 18, 2008 among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the several initial purchasers.

10.1	Purchase Agreement dated as of June 12, 2008 among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the several initial purchasers.

99.1	Press release dated June 13, 2008, announcing the pricing of the Notes.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGA RESOURCES PARTNERS LP

	By:	Targa Resources GP LLC, its general partner

Dated: June 18, 2008	By:	/s/ Jeffrey J. McParland

Jeffrey J. McParland
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of June 18, 2008 among the Issuers and the Guarantors and U.S. Bank National Association, as trustee.

4.2	Registration Rights Agreement dated as of June 18, 2008 among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the several initial purchasers.

10.1	Purchase Agreement dated as of June 12, 2008 among the Issuers, the Guarantors and Deutsche Bank Securities Inc., as representative of the several initial purchasers.

99.1	Press release dated June 13, 2008, announcing the pricing of the Notes.